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                       SERVICE CORPORATION INTERNATIONAL            Exhibit 12.1
                      RATIO OF EARNINGS TO FIXED CHARGES
                       (Thousands, except ratio amounts)



                                                                                             THREE MONTHS  ENDED MARCH 31,
                                                                                                 1994             1993
- - --------------------------------------------------------------------------------------------------------------------------
Pretax income...........................................................................     $     62,932     $     47,948

Undistributed income of less than 50% owned equity investees............................              (30)             (75)
Minority interest in income of majority owned subsidiaries
    with fixed charges..................................................................              612              564
Add fixed charges as adjusted (from below)..............................................           20,471           18,806
                                                                                             ------------     ------------
                                                                                             $     83,985     $     67,243
                                                                                             ------------     ------------

Fixed charges:
    Interest expense:
         Corporate......................................................................     $     15,624     $     14,581
         Financial services.............................................................            2,147            1,760
         Capitalized....................................................................              129               15
    Amortization of debt costs..........................................................               71               73
    1/3 of rental expense...............................................................            2,629            2,392
                                                                                             ------------     ------------
    Fixed charges.......................................................................           20,600           18,821
    Less:   Capitalized interest........................................................             (129)             (15)
                                                                                             ------------     ------------

Fixed charges as adjusted...............................................................     $     20,471     $     18,806
                                                                                             ------------     ------------

Ratio (earnings divided by fixed charges)...............................................             4.08             3.57
                                                                                             ============     ============





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